Exhibit 16

March 13, 2026

United States Securities and Exchange Commission

Washington, D.C. 20549

We have read the statements of Community Savings Bank under the heading “Change in Independent Auditor” in the Prospectus contained in the Registration Statement on Form S-1 filed by CSB Financial Inc. on March 13, 2026, and we are in agreement with the statements contained therein with respect to our firm.

Clark, Schaefer, Hackett & Co.